CPI AEROSTRUCTURES, INC. 10-K/A

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-288737, 333-272991, 333-212837, 333-255551, 333-164687 and 333-130077) of our report dated March 31, 2025 relating to the financial statements of CPI Aerostructures, Inc. appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2025.

/s/ Marcum LLP

Melville, New York

April 6, 2026